Exhibit 99.1

Elizabeth Krecker	Michele M. Simpson
Director of Marketing & Public Relations	VP, Corporate Communications
Health Choice Arizona	IASIS Healthcare
(480) 243-1878	(615) 467-1255

HEALTH CHOICE ARIZONA AWARDED NEW AHCCCS CONTRACT

Managed Medicaid Coverage for Residents in Rural and Urban Arizona Counties

Phoenix, Ariz. (March 25, 2013) – Health Choice Arizona, a subsidiary of IASIS Healthcare, today announced that the Arizona Health Care Cost Containment System (AHCCCS) has awarded Health Choice a full-risk, Medicaid managed care contract to serve Arizonans in eight rural and urban counties. The new contract will be effective beginning October 1, 2013, and has a term of up to five years, including a three-year initial term and two one-year AHCCCS renewal options. Under the terms of the new contract, Health Choice Arizona will serve members in Apache, Coconino, Gila, Maricopa, Mohave, Navajo, Pima and Pinal counties.

“Since 1990, Health Choice Arizona has been a long-standing AHCCCS managed care contractor and has served as an effective, efficient and innovative partner, contributing to AHCCCS’ success as a nationally recognized care delivery model for Medicaid recipients,” said Health Choice CEO Mike Uchrin. “Together with IASIS’ Arizona hospitals, we are honored that AHCCCS has recognized our years of innovation, vision for the future of the healthcare delivery system and commitment to Arizona communities with this opportunity to continue serving those in need.”

Health Choice Arizona focuses on a variety of strategies to improve health outcomes through clinical integration across the continuum of care. The following core strategies are key to its success:

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Quality Programs – Health Choice Arizona implements quality programs – including achieving URAC accreditation – to continually improve the plan’s performance measures and quality of care focusing on quality triggers that drive better health outcomes and lower costs.

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Care Coordination and Delivery System Integration – Health Choice Arizona employs innovative initiatives designed to enhance existing programs and integrate disparate segments of the delivery system to improve coordination of care, improve clinical outcomes, increase quality and safety, reduce waste and increase efficiency, and invest in Arizona’s care delivery infrastructure.

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Member / Patient Engagement – Health Choice Arizona successfully uses innovative programs and tools to inform, educate and engage members to participate actively in their healthcare by encouraging the use of preventive services, active participation in care planning, adoption of healthy lifestyle behaviors and self-care management.

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Value-based Reimbursement – Health Choice Arizona partners with providers to align reimbursement with high-quality clinical performance, patient safety, positive health outcomes, and cost and operational efficiency.

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Health Choice Arizona Awarded New Five-Year AHCCCS Contract

March 25, 2013

To ensure care coordination for those in need, Health Choice also provides quality healthcare coverage for members who are eligible for both Medicaid and Medicare through Health Choice Generations HMO, a Medicare Advantage special needs plan with prescription drug coverage. In addition, Health Choice is preparing to launch a health plan to serve Arizonans in need who seek health insurance on the federally facilitated health insurance exchange in October 2013. The Health Choice suite of health plans is designed to ensure individuals and families have continuity of care as their situation changes and they migrate between different health programs.

As part of IASIS’ vision to improve health outcomes through clinical integration across the continuum of care, Health Choice launched Health Choice Preferred on January 1, 2013. Health Choice Preferred is a high performance network comprised of the IASIS Arizona hospitals and more than 300 high-quality community physicians and providers. Health Choice Preferred focuses on providing the highest quality care at the right time and in the right setting. Health Choice Preferred network providers are primarily located in Central Phoenix and the East Valley of Maricopa County.

“As the managed care engine behind IASIS’ innovations to meet the demands of healthcare reform, Health Choice serves as the catalyst to add value to IASIS’ payer partners through innovative integrated delivery system strategies and efficient operations,” said Uchrin. “IASIS’ proven track record of operational excellence demonstrates the value we provide to the State of Arizona, and we look forward to our continued partnership with AHCCCS to deliver high quality healthcare that improves health outcomes and generates fiscal efficiencies for both Federal and State taxpayers.”

About Health Choice

Health Choice, a subsidiary of IASIS Healthcare, is a provider-owned, managed care organization delivering robust healthcare services with innovative medical management programs to its members. The Health Choice mission is to simplify a complex industry for providers and members to improve health outcomes and the quality of life in the communities we serve. Currently, Health Choice has more than 30,000 professional providers rendering healthcare services to more than 174,000 Medicaid and Medicare beneficiaries in Arizona and Utah. Health Choice is committed to being an innovative leader, delivering sustainable models of care delivery for the individuals we serve. For more information, visit HealthChoiceAZ.com, HealthChoiceGenerations.com, HealthChoiceUtah.com and HealthChoicePreferred.com.

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider of high quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.6 billion, IASIS owns and operates 19 acute care hospitals, one behavioral health hospital, several outpatient service facilities, more than 165 physician clinics, and Medicaid and Medicare managed health plans in Arizona and Utah that serve more than 174,000 members. IASIS’ healthcare facilities offer a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

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